Exhibit 99.2

TYCO ELECTRONICS LTD.

COMBINED BALANCE SHEETS

As of September 29, 2006 and September 30, 2005

	Fiscal
	2006	2005
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$469	$280
Accounts receivable, net of allowance for doubtful accounts of $59 and $69, respectively	2,434	2,257
Inventories	1,850	1,549
Prepaid expenses and other current assets	447	386
Deferred income taxes	368	388
Assets held for sale	982	1,024
Total current assets	6,550	5,884
Property, plant, and equipment, net	3,076	2,913
Goodwill	7,135	7,423
Intangible assets, net	576	600
Deferred income taxes	1,501	1,372
Other assets	253	281
Total Assets	$19,091	$18,473
Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates of $285 and $575, respectively	$291	$694
Accounts payable	1,251	970
Accrued and other current liabilities	1,307	1,183
Deferred revenue	155	152
Liabilities held for sale	145	166
Total current liabilities	3,149	3,165
Long-term debt and obligations under capital lease, including amounts due to Tyco International Ltd. and affiliates of $3,225 and $3,666, respectively	3,371	3,816
Long-term pension and postretirement liabilities	491	605
Deferred income taxes	380	321
Other liabilities	524	698
Total Liabilities	7,915	8,605
Commitments and contingencies
Minority interest	16	26
Parent Company Equity:
Parent company investment	10,490	9,511
Accumulated other comprehensive income	670	331
Total Parent Company Equity	11,160	9,842
Total Liabilities and Parent Company Equity	$19,091	$18,473